Exhibit 99.1

442 Littlefield Avenue

South San Francisco, CA 94080

KaloBios Provides Update on KB001-A Partnership and Clinical Status

— KaloBios Regains Global Rights to KB001-A from Sanofi Pasteur —

— Announces Completion of Enrollment in KB001-A Phase 2 Cystic Fibrosis Study —

SOUTH SAN FRANCISCO, CA (July 28, 2014): KaloBios Pharmaceuticals, Inc. (Nasdaq: KBIO) today provided an update on the status of the KB001-A development program, including an update on its KB001-A collaboration with Sanofi Pasteur.

KB001-A Collaboration Update

KaloBios announced that it has reached an agreement with Sanofi Pasteur to regain all rights to KaloBios’ KB001-A program. Under this agreement, the collaboration and licensing agreement entered into in 2010, has been terminated. Under that collaboration agreement, Sanofi Pasteur had been developing KB001-A, a patented monoclonal antibody targeting Pseudomonas aeruginosa (Pa), for Pa pneumonia prevention in the intensive care setting while KaloBios had been developing KB001-A for chronic treatment of Pa lung infections in cystic fibrosis (CF) patients.

“We are grateful to Sanofi for the work they did to advance the KB001-A program, including their global epidemiology study that supports KaloBios’ assumptions about the large market potential for KB001-A in ventilator-associated pneumonia (VAP). At the same time, we are pleased to regain the global rights for KB001-A across all indications,” said David Pritchard, KaloBios’ President and Chief Executive Officer. “We continue to believe in the potential of this innovative therapy as a means to address Pa infections in a variety of settings. This negotiated termination not only provides us with full unencumbered rights to our cystic fibrosis indication, but will enable us to seek a partner with established capabilities in additional indications as well as in territories outside of the United States. We will immediately embark on a process to identify a partner with a focus on infectious disease, hospital pharmaceuticals, or cystic fibrosis who can accelerate and financially support the pivotal studies for KB001-A. ’’

Sanofi Pasteur agreed to terminate the collaboration and licensing agreement with KaloBios in consideration of low single digit royalties on net sales of KB001-A, subject to a $40 million cap on the aggregate royalties to be paid. In addition, Sanofi Pasteur will be entitled to receive up to 10% of certain sub-license payments or other milestone payments received in the event KaloBios successfully re-partners KB001-A, subject to a separate $40 million cap on the aggregate amount of sub-license payments to be shared with Sanofi Pasteur.

KB001-A Phase 2 Study in CF Patients

KaloBios also announced that it has achieved full enrollment in the 180 patient Phase 2 study evaluating KB001-A in CF subjects with chronic Pa lung infection. KaloBios now expects to release top-line data on this study in early first quarter 2015.

“Enrollment increased dramatically in the last few months due to a number of factors, including additional ex-U.S. sites coming on line and enrolling patients, decreased competition from other studies in the cystic fibrosis space, and some seasonal benefit due to patient availability in the summer months,” said Nestor A. Molfino, MD, MSc, Chief Medical Officer of KaloBios. “As a result we were able to make up ground and complete enrollment in the KB001-A Phase 2 study in a timeframe that should enable us to release top-line data in early first quarter 2015.”

KB001-A Development Program

KaloBios had previously completed a Phase 1/2 study with KB001 in thirty-five patients colonized with Pa which demonstrated approximately a 50% reduction in VAP in patients treated with KB001. The study also showed a dose-dependent increase in bacterial event-free survival relative to placebo. The results of this study were published in Critical Care Medicine, and represented the primary efficacy data included in the Sanofi Pasteur regulatory submission under which the VAP indication received Fast Track Status from the FDA. In a separate Phase 1/2 study conducted with CF patients, KaloBios showed a trend towards a dose-dependent reduction in several key inflammatory markers, including neutrophil elastase, when measured 28 days after a single dose of KB001. The results of this study were published in Pediatric Pulmonology. KaloBios is currently conducting a 180 patient Phase 2 study of KB001-A in CF subjects with chronic Pa lung infection.

Conference Call with Management

Management will host a teleconference and webcast to discuss plans for KB001-A in light of the updates on the KB001-A program on July 28, 2014, at 5:00PM Eastern Time (2:00PM Pacific Time).

Interested parties can listen to the live teleconference by dialing (800) 514-4861 from the United States and Canada or +1 (678) 809-2405 for international callers. The conference I.P. code is 80897245. Individuals may access the live audio webcast by visiting the event URL at: http://ir.kalobios.com/events.cfm. A replay of the webcast will be available on the Company’s website for six months following the live event.

About KaloBios

KaloBios Pharmaceuticals, Inc. is developing a portfolio of proprietary, patient-targeted, first-in-class monoclonal antibodies designed to treat severe life-threatening or debilitating diseases for which there is an unmet medical need, with a clinical focus on severe respiratory diseases and cancer.

Currently, KaloBios has advanced three programs to clinical development:

•	KB001-A is an anti-PcrV mAb fragment being developed for the prevention and treatment of Pseudomonas aeruginosa (Pa) infection. KaloBios is conducting a 180 patient Phase 2 study in cystic fibrosis (CF) subjects with chronic Pa lung infection. KaloBios has received Orphan Drug designation from both the U.S. FDA and the European Medicines Agency for KB001-A for the treatment of Pa lung infection in CF patients. KB001-A has also received Fast Track Status from the U.S. FDA for the prevention of ventilator associated pneumonia. KaloBios is planning to seek a partner to help accelerate the development of this program.

•	KB004 is an anti-EphA3 mAb with potential in treating hematologic malignancies and solid tumors. KaloBios is running an ongoing Phase 1/2 study evaluating KB004 in hematologic malignancies. The Phase 1 dose escalation portion of that study in subjects with hematologic malignancies is ongoing. KaloBios initiated the Phase 2 expansion portion of the study focused on patients with certain EphA3 positive hematologic malignancies in early 2014.

•	KB003 is an anti-GM-CSF mAb with potential to treat inflammatory diseases that was being developed for the treatment of severe asthma. In the early 2014, KaloBios completed a Phase 2 clinical study in 160 patients with severe asthma which did not meet its primary endpoint of improvement in FEV1 from baseline as compared to placebo. As a result, KaloBios discontinued development of this compound in severe asthma, and is continuing to analyze the Phase 2 data to review with thought leaders. KaloBios is currently evaluating other possible indications in order to determine next steps, if any, in the development of KB003.

All of the company’s antibodies were generated using its proprietary Humaneered® technology, a method that converts nonhuman antibodies (typically mouse) into recombinant antibodies that have a high binding affinity to their target and are designed for chronic therapeutic use. The company believes that antibodies produced using its Humaneered® technology offer important clinical and economic advantages over antibodies generated by other methods in terms of high binding affinity, high manufacturing yields, and minimal to no immunogenicity (inappropriate immune response) upon repeat administration in humans.

For more information on KaloBios Pharmaceuticals, please visit our web site at http://www.kalobios.com.

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and statements regarding the company’s clinical development of KB001-A, KB004 and KB003. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the potential timing and outcomes of clinical studies of KB001-A and KB004 undertaken now or in the future; the potential, if any, for future development of KB003; the company’s limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that the company has initiated or plans to initiate; the company’s ability to successfully progress, partner or complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the company’s ability to protect the company’s intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the company’s products; and other factors listed under “Risk Factors” in the company’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2014, the Annual Report on Form 10-K filed on March 13, 2014, and the company’s other filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The company has no obligation, and expressly disclaims any obligation to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, visit http://www.kalobios.com.

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Contact:

Herb Cross

Chief Financial Officer

KaloBios Pharmaceuticals, Inc.

(650) 243-3114

ir@kalobios.com

Media Contact:

Joan E. Kureczka

Kureczka/Martin Associates

Tel: (415) 821-2413

Mobile: (415) 690-0210

Joan@Kureczka-Martin.com